EXHIBIT 14



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated January 21, 2005, relating to the financial statements and financial highlights of Federated Stock and Bond Fund, Inc., appearing in the Annual Report to Shareholders of Federated Stock and Bond Fund, Inc. for the year ended November 30, 2004, which is incorporated by reference in the Statement of Additional Information, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Boston, Massachusetts
June 23, 2005